Exhibit 10.14

ADDENDUM TO OFFER OF EMPLOYMENT LETTER

This Addendum, dated as of November 6, 2024 (this “Addendum”), shall supersede any and all prior addendums or modifications to the Offer of Employment dated March 14, 2021 (the “Offer Letter”), and is entered into by and between USA Rare Earth, LLC, a Delaware limited liability company (the “Company”) and David Kronenfeld (the “Executive”) (each of the Executive and the Company, a “Party,” and collectively, the “Parties”).

WHEREAS, the Company desires to retain the services of the Executive and amend the role, responsibilities, and duties of Executive and the Executive desires to be retained by the Company upon the terms and conditions herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration including, but not limited to, monetary payments and confidential information which have been and shall in the future be provided to Executive, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Role

Executive shall continue to function as the Company’s Chief Legal Officer and report directly to the Company’s Board of Managers. In addition to the Chief Legal Officer role, Executive shall assume additional roles as directed by the Board. Such tasks may include, but not be limited to:

1.	Coordination and/or execution of the Inflection Point SPAC transaction, as delegated by the Board.

2.	Coordination of cost cutting measures, investor and stakeholder relations, and other tasks as delegated by the Board.

3.	Management of the legal budgets that the Board negotiates with all outside legal firms

4.	Coordination with the Board to develop a strategy to renegotiate transactional payments for any individual or entity that has a payment tied to either a change in control, qualified equity offering or private equity raise, including but not limited to, the following individuals:

i.	David Shell

ii.	Aleisha Knochenhauer

iii.	Churnside Technology Management, LLC

iv.	Clay Pope

v.	Cliff Johnson

vi.	Matthew Bentley

vii.	John Marotta

viii.	James Park

Compensation

1.	Executive shall receive a $100,000 cash bonus payable in the applicable pay period following executed agreement

2.	Upon the completion of the de-SPAC transaction, and contingent upon the successful completion of the tasks listed in the Role section above, Executive shall also receive $100,000 cash bonus and $200,000 of gross value in Restricted Stock Units.

IN WITNESS WHEREOF, the parties sign this Agreement on the dates indicated below with the intent to be bound by its terms and conditions.

USA Rare Earth LLC

/s/ David Kronenfeld		By:	/s/ Tready Smith
David Kronenfeld			Tready Smith, Chairman

Date:	11/26/24	Date:	11/26/24